Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES SECOND QUARTER RESULTS

MEDWAY, MA, July 20, 2010 — Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment, today reported results for its second quarter ended June 26, 2010. Net sales for the second quarter of 2010 were $27.7 million compared to $27.8 million for the corresponding 2009 period. The Company reported a net loss for the second quarter of 2010 of $0.4 million, or $0.02 per diluted share, compared to a net loss of $2.1 million, or $0.12 per diluted share, reported for the corresponding 2009 period.

For the six months ended June 26, 2010, net sales were $53.8 million compared to $56.7 million for 2009. The loss for the six months ended June 26, 2010 was $1.1 million, or $0.06 per diluted share, compared to a net loss of $3.5 million, or $0.20 per diluted share, for 2009.

CYBEX Chairman and CEO John Aglialoro stated, “The second quarter of 2010 demonstrated a stabilizing of sales and a continuation of much higher gross margins compared to 2009. Sales to customers outside of the United States have increased throughout 2010 and sales momentum is building in the new markets we have begun targeting in 2010. Despite the continuing difficult global economic environment, we are making significant investments in marketing and new product development, which will build on CYBEX’s reputation and position in the marketplace.”

CYBEX President and COO Arthur Hicks stated, “We are proud that we have been able to maintain a strong balance sheet notwithstanding a challenging economic environment. Our cash position is strong at $3.8 million and we have reduced our moderate debt balances by $2 million over the last four quarters.”

The Company will hold a conference call today at 4:30 p.m. ET. If you cannot participate in the call but wish to listen to it, you may login at CYBEX’s website at www.cybexintl.com. Under the category Company, click on Press, scroll to bottom and select Q2 Earnings Release Conference Call.

About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment primarily for commercial use. The CYBEX product line, including a full range of strength and cardio training machines, is designed using exercise science to reflect the natural movement of the human body. Led by the Cybex Institute for Exercise Science, CYBEX fitness equipment is engineered to produce optimal results for users from the first-time exerciser to the professional athlete. Products are available for a wide range of facilities, from commercial health clubs to home gyms, and are sold in more than 85 countries worldwide. For more information on CYBEX and its product lines, visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2009, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated March 25, 2010.

- Financial Tables to Follow -

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 26, 2010	June 27, 2009	June 26, 2010	June 27, 2009

Net sales	$27,672	$27,755	$53,788	$56,677
Cost of sales	18,167	20,610	34,816	41,633

Gross profit	9,505	7,145	18,972	15,044

As a percentage of sales	34.4%	25.7%	35.3%	26.5%
Selling, general and administrative expenses	9,530	9,072	19,789	18,935

Operating loss	(25)	(1,927)	(817)	(3,891)
Interest expense, net	381	322	703	600

Loss before income taxes	(406)	(2,249)	(1,520)	(4,491)
Income tax benefit	(50)	(145)	(411)	(980)

Net loss	$(356)	$(2,104)	$(1,109)	$(3,511)

Basic and diluted net loss per share	$(0.02)	$(0.12)	$(0.06)	$(0.20)

Shares used in computing basic and diluted net loss per share	17,120	17,093	17,120	17,255

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 26,	December 31,
	2010	2009
ASSETS

Current assets:

Cash and cash equivalents	$3,819	$6,879

Accounts receivable, net	14,597	16,815

Inventories	11,689	10,054

Prepaid expenses and other	1,261	1,216

Deferred tax asset	5,040	5,040

Total current assets	36,406	40,004

Property and equipment, net	30,555	31,835

Deferred tax asset	9,369	8,815

Other assets	5,320	7,981

	$81,650	$88,635

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Current maturities of long-term debt	$1,436	$2,415

Accounts payable	3,587	4,436

Accrued expenses	10,700	12,046

Total current liabilities	15,723	18,897

Long-term debt	15,046	15,191

Other liabilities	8,885	11,438

Total liabilities	39,654	45,526

Stockholders’ equity	41,996	43,109

	$81,650	$88,635

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